Gryphon Master Fund, L.P.

100 Crescent Court

Suite 490

Dallas, Texas  75201

July 7, 2005

Laurus Master Fund, Ltd.
c/o Laurus Capital Management, LLC
825 Third Avenue, 14th Fl.
New York, New York 10022

360 Global Wine Company, Inc.

One Kirkland Ranch Road

Napa California 94558

Re:

Security and Purchase Agreement, dated July 7, 2005 (“Security and Purchase Agreement”), by and among Laurus Master Fund, Ltd. (“Laurus”), 360 Global Wine Company (“Company”), and 360 Viansa LLC (“Viansa”) and Lien Subordination Agreement, dated July _, 2005 (“Subordination Agreement”), by and among the aforementioned parties and Gryphon Master Fund, L.P. (“Gryphon,” and collectively with Laurus, the Company and Viansa, the “parties”)

Gentlemen:

This letter agreement (this “Letter Agreement”) shall confirm our understanding with respect to certain matters in connection with the Subordination Agreement.  As a material condition for Gryphon to enter into the Subordination Agreement, the following has been agreed to by Gryphon, the Company and Viansa and acknowledged by Laurus:

1.

Simultaneously with the close of the Security and Purchase Agreement (the “Closing”), the Company will (a) repay in full the entire outstanding balance of Gryphon’s $700,000 Promissory Note issued by the Company on September 24, 2004 (the “$700,000 Promisory Note”), plus all accrued but unpaid interest thereon (which is currently $732,900, including accrued interest through July 7, 2005), and (b) pay interest in the amount of $206,250 due on July 1, 2005 pursuant to Gryphon’s $5.5 million 7.5% Senior Secured Convertible Note Due 2006 issued by the Company on April 21, 2004 (the “Secured Note”).  The total amount of the payments in (a) and (b) is $939,150 and this amount shall be paid by wire transfer directly from Laurus, on behalf of the Company, to Gryphon concurrently with the Closing.

2.

Simultaneously with the Closing, the Company will pay Gryphon $500,000 as principal prepayment on the Secured Note.  Such payment will reduce the outstanding principal amount due on the Secured Note to $5,000,000 and shall not give rise to any prepayment penalties under the Secured Note or otherwise.  This payment shall be made by wire transfer directly from Laurus, on behalf of the Company, to Gryphon concurrently with the Closing.

3.

Upon the Closing, the Conversion Price (as defined in the Secured Note) in the Secured Note will be reduced immediately from $0.55 (the current Conversion Price) to $0.25.  All other terms set forth in the Secured Note shall remain the same.

4.

Upon the Closing, the Purchase Price (as defined in the Company’s Common Stock Purchase Warrant, dated April 21, 2004, issued to Gryphon (the “Warrant”)) in the Warrant will be reduced immediately from $0.70 (the current Purchase Price) to $ 0.31 ..  All other terms set forth in the Warrant shall remain the same.

5.

Simultaneously with the Closing, the Company will pay Gryphon $50,000 to partially cover the legal fees incurred by Gryphon in connection with its dealings with the Company and its affiliates with respect to the transactions contemplated by this Letter Agreement and the Subordination Agreement.  This payment shall be made by wire transfer directly from Laurus, on behalf of the Company, to Gryphon concurrently with the Closing.

6.

The Company shall grant Gryphon a ‘silent’ second position security interest in all of the assets of Viansa, including a second lien mortgage on all Viansa winery property, now owned or hereafter acquired, in form and substance substantially similar to the applicable Security Documents (as defined in the Security and Purchase Agreement), each dated July 7, 2005, by and among Laurus, the Company and/or Viansa (as applicable).

7.

The Company shall grant Gryphon a ‘silent’ second position security interest in all of the assets of the newly acquired Texas winery, including a second lien mortgage on all Texas winery property, in form and substance substantially similar to the applicable Security Documents, dated July 7, 2005, by and among Laurus, the Company and/or Viansa (as applicable).

8.

Gryphon shall retain its first priority security interest in the Company’s 50% membership interest in Kirkland Knightsbridge LLC, a California limited liability company (“Kirkland”) and the “current assets” of Kirkland.

9.

Laurus shall not have a security interest in any assets of Kirkland, or a security interest in, or pledge of, the Company’s 50% membership interest in Kirkland.

10.

Laurus may request the Company and/or Viansa (or any other subsidary of the Company other than Kirkland) to enter into a lockbox control agreement and this Letter Agreement shall create no right for Gryphon to require Viansa or the Company to enter into such an agreement for the benefit of Gryphon.

11.

The Company shall file a registration statement within 30 days after the Closing and cause it to be declared effective within 120 days of the Closing, which registration statement shall provide for the registration of all of the shares of the Company’s common stock underlying the derivative securities for each of Gryphon and Laurus.  Laurus shall be prohibited from selling up to 12,299,107 shares of the Company’s common stock (including through short sales) underlying that certain Option, dated July 7, 2005, providing Laurus the right to purchase 16,492,436 shares of the Company’s common stock, during the period beginning on the Closing and ending 12 months thereafter.

12.

All of the proceeds from the Company’s receivable from Kirkland (currently estimated at $3.5 million) shall be paid directly to Gryphon to periodically reduce the principal and accrued interest on the Secured Note.

13.

Subject to the terms and conditions of the Subordination Agreement, Gryphon shall retain all of its rights and remedies under its various agreements with the Company and Kirkland, including all rights upon events of default occurring either before or after the Closing.

14.

The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained to the extent not in violation with the terms of the Subordination Agreement.  Any required documentation or actions not completed prior to the Closing shall be completed by the parties within 30 days after the Closing or by such other date as Gryphon shall solely determine.

15.

The failure to complete any required documentation or actions which would otherwise constitute a breach of this Agreement, shall not entitle Gryphon to rescind any consents, waivers, subordinations or forbearances given by Gryphon pursuant to this Letter Agreement or the Subordination Agreement; however, nothing shall prevent Gryphon from seeking specific performance of the obligations of the parties hereto in a court of law or any other appropriate venue.

16.

All agreements that Gryphon is party to, and to which Laurus is not a direct party to (including this Letter Agreement), shall be governed by Texas law, and have a provision for exclusive venue and jurisdiction in the U.S. District Court for the Northern District of Texas; provided, however, that all agreements to which Gryphon and Laurus are a party shall be governed by New York law, and and have a provision for exclusive venue and jurisdiction in the U.S. District Court for the Southern District of New York.

17.

Gryphon hereby unconditionally waives all existing and past, but not future, “defaults” and “events of default” (as such terms are used and defined in the Gryphon Documents (as defined below)) that may have occurred and are continuing on the date hereof under the Securities Exchange Agreement, dated as of April 21, 2004 between the Parent and the Existing Lender (the “Existing

Security Exchange Agreement”) and the Transaction Documents referred to in the Existing Security Exchange Agreement (the Transaction Documents, together with the Existing Security Exchange Agreement, collectively, the “Gryphon Documents”).  Gryphon hereby represents and warrants that, other than in connection with the Gryphon Documents and the $700,000 Promissory Note, it has no other credit arrangements with, loans outstanding to, guaranties by, or interests or liens against the Company or any of the Company’s subsidiaries or any of the Company’s or any of the Company’s subsidiaries personal or real property.

18.

This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

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Please acknowledge your agreement with the matters set forth herein by signing this Letter Agreement in the space provided below.

Regards,

Gryphon Master Fund, L.P.

By:  Gryphon Partners, LP its General Partner

By:  Gryphon Advisors, LLC its General Partner

Name: _____________________________

Title: ______________________________

ACCEPTED AND AGREED:

360 Global Wine Company

By: _______________________________

Name:   Joel  Shapiro

Title:  CEO

360 Viansa LLC

By: _______________________________

Name:  Joel Shapiro

Title:  CEO

ACKNOWLEDGED:

Laurus Master Fund, Ltd.

By: _______________________________

Name:  Eugene Grin

Title:  Director

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